November 11, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:  Authorization to Sign Section 16 and Rule 144 Forms

I am a Director of General Electric Company (GE) and, until

further written notice, I hereby individually authorize

Christoph Pereira (GE's Chief Corporate, Securities and

Finance Counsel), Aaron K. Briggs (GE's Corporate, Securities

and Finance Counsel) and Brian Sandstrom (GE's Corporate,

Securities and Finance Counsel) to sign on my behalf any

Form 3, Form 4, Form 5, Form 144 or related form that I have filed or may file hereafter in connection with my direct or

indirect beneficial ownership of GE securities, and to take

any other action of any type whatsoever in connection with

the foregoing that in his opinion may be for the benefit of,

in the best interest of, or legally required by me.

Very truly yours,

/s/John J. Brennan

John J. Brennan